EXHIBIT 23(a)

                       CONSENT OF DELOITTE & TOUCHE LLP
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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Pocahontas Bancorp, Inc. on Form S-4 of our report dated November 8, 2002 (which report expresses and unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in the Annual Report on Form 10-K of Pocahontas Bancorp, Inc. for the year ended September 30, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Little Rock, Arkansas
January 30, 2003